Exhibit 16.1

August 26, 2025

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re: Fuse Group Holding Inc.

Dear Sir or Madam:

We have read the statements under item 4.01 in the Form 8-K dated August 26, 2025, of Fuse Group Holding Inc. (the “Company”), and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, CA